Exhibit 10.5

Execution Copy

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 29th day of July, 2008 (the “Effective Date”), is entered into by Vonage Holdings Corp., a Delaware corporation (the “Company”), and KEC Holdings LLC, a Delaware limited liability company (the “Consultant”).

INTRODUCTION

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company. The Consultant agrees to devote a maximum of 40% of its time, and to cause its President to devote a maximum of 40% of his business time, to the performance of such services. During the Consultation Period (as defined below), the Consultant shall not engage in any activity that has a conflict of interest with the Company, including any competitive employment, business, or other activity, and it shall not assist any other person or organization that competes, or intends to compete, with the Company.

2. Term. This Agreement shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date (such period being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4; provided, however, that the provisions of Section 6 shall survive termination of this Agreement.

3. Compensation.

3.1 Consulting Fee. The Company shall pay to the Consultant an aggregate consulting fee of $250,000, commencing on the first ordinary Company payroll date following the Effective Date and payable bi-weekly in substantially equal installments.

3.2 Reimbursement of Expenses. During the Consultation Period, the Company shall reimburse the Consultant for reasonable travel and other business-related expenses incurred by the Consultant in the fulfillment of its duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time. With respect to reasonable business-related airline expenses, the Consultant shall be eligible for air travel reimbursement based on the cost of a first-class ticket on a commercial airline to and from the applicable business destination(s). During the Consultation Period, the Company shall also reimburse the Consultant for the reasonable, itemized expenses associated with renting an off-site office space and employing an assistant to Jeffrey A. Citron; provided, however, that such reasonable expenses shall not exceed an aggregate of $150,000 without the prior approval of the Chief Executive Officer of the Company.

4. Termination. The Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches any provision of Section 6.

5. Cooperation. The Consultant shall use its best efforts in the performance of its obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform its obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Inventions and Proprietary Information.

6.1 Inventions.

(a) It is contemplated that from the time to time, the Company may ask the Consultant to provide technology and business consulting services relating to telecommunications (the “Project”). The Company shall provide to the Consultant reasonable access to the Company’s network, personnel and equipment as necessary for the Consultant to complete the Project. All intellectual property created or developed by the Consultant during participation in the Project (“Inventions”) shall be considered a work for hire for the benefit of the Company and owned solely by the Company. The Consultant hereby assigns to the Company all right, title and interest in all Inventions and any and all related patents, copyrights, trademarks, trade names and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(b) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

(c) It is understood that the Consultant will be providing consulting services to the Company on a non-exclusive basis, and that the Consultant may provide similar or the same services to others; provided, however, that the Consultant shall not provide any services in violation of the last sentence of Section 1 of this Agreement. All intellectual property created or developed by the Consultant when not participating in the Project shall be owned solely by the Consultant.

6.2 Proprietary Information.

(a) The Consultant acknowledges that its relationship with the Company is one of high trust and confidence and that in the course of its service to the Company it will have access to and contact with Proprietary Information. The Consultant agrees that it will not, during the Consultation Period or at any time thereafter, disclose to others, or use for its benefit or the benefit of others, any Proprietary Information or Invention.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of its service as a consultant to the Company.

(c) The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board.

(d) The Consultant represents that its retention as a consultant with the Company and its performance under this Agreement does not, and shall not, breach any agreement that obligates it to keep in confidence any trade secrets or confidential or proprietary information of its or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(e) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to it and to take all action necessary to discharge the obligations of the Company under such agreements.

6.3 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

8. Notices. All notices, requests, demands and other communications hereunder to the Company shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as the Company may subsequently designate:

Vonage Holdings Corp.

23 Main Street

Holmdel, New Jersey 07733

Attention: Office of Chief Legal Officer

Any such notice, request, demand or other communication to the Company delivered in the manner specified above shall be deemed duly given only upon receipt by the Company.

All notices, requests, demands and other communications hereunder to the Consultant shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier, or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as the Consultant may subsequently designate:

KEC Holdings LLC

at the last address on record with the Company

Any such notice, request, demand or other communication to the Consultant delivered in the manner specified above shall be deemed duly given only upon receipt by the Consultant.

9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10. Indemnification. The Company shall defend, indemnify and hold the Consultant and its officers, directors, members and employees harmless from and against any and all third-party costs, losses, damages, claims, suits or proceedings arising in any way from, and to the extent attributable to, the Consultant’s performance under this Agreement; provided, however, that the Company shall not indemnify for any grossly negligent or intentionally malicious actions or omissions of the Consultant or its officers, directors, members and employees. The Consultant agrees promptly to notify the Company of any claim as to which indemnification is sought, cooperate fully in the defense of such claim, and permit the Company or its insurance carrier to control the defense and settlement of such claim.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.

14. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant shall not be assigned by it.

15. Miscellaneous.

15.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

VONAGE HOLDINGS CORP.

By:	/s/ John S. Rego
Title:	CFO

KEC HOLDINGS LLC

By:	/s/ Jeffrey A. Citron
Title:	Managing Member

7/29/08

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